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                                                                      Exhibit 11
                             BLUE WAVE SYSTEMS INC.

                     COMPUTATION OF PER SHARE INCOME (LOSS)

                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996
                    (in thousands, except per share amounts)

                                                                                1998          1997         1996
                                                                             ----------    ----------    ----------
                                                                                           (restated)    (restated)
BASIC INCOME PER SHARE:
     Net income (loss) applicable to common stock                            $  (11,454)   $   (1,830)   $    3,623
                                                                             ==========    ==========    ==========

     Weighted average shares outstanding                                         12,684        10,594        10,457

Basic income (loss) per share                                                $    (0.90)   $    (0.17)   $     0.35
                                                                             ==========    ==========    ==========


DILUTED INCOME PER SHARE:
     Total weighted average shares from above                                    12,684        10,594        10,457

     Weighted average of options outstanding                                        N/A           N/A         1,628
     Weighted average exercised options outstanding for portion of period,
          net of equivalent shares purchased at average fair market value           N/A           N/A            97
     Effect of using option proceeds to repurchase common stock at average
          fair market value                                                         N/A           N/A          (181)
     Effect of conversion of subordinated debentures                                N/A           N/A           217
                                                                             ----------    ----------    ----------

                                 Other dilutive securities                       12,684        10,594        12,218
                                                                             ----------    ----------    ----------

Net income (loss)                                                               (11,454)       (1,830)        3,623
Adjustment to net income for interest on subordinated debentures                     --            --            46
                                                                             ----------    ----------    ----------
Net income (loss), as adjusted                                               $  (11,454)   $   (1,830)   $    3,669
                                                                             ==========    ==========    ==========

Diluted income (loss) per share                                              $    (0.90)   $    (0.17)   $     0.30
                                                                             ==========    ==========    ==========